Exhibit 99.1
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE
Contact:	Michael S. Shore Chief Financial Officer 954-308-4200

SMF ENERGY CORPORATION
REPORTS QUARTERLY EARNINGS
AND SCHEDULES CONFERENCE CALL

Ft. Lauderdale, FL, February 15, 2011 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading energy logistics company providing efficient, just in time distribution of petroleum products and chemicals, today announced its earnings and results for the three and six-months ended December 31, 2010.

During the second quarter of fiscal year 2011, the Company posted net income of $134,000, operating income of $414,000, and EBITDA of $929,000.  These positive financial results during a seasonally weak period and negative economic conditions reflect the steady continuation of positive financial performance since its $40 million recapitalization in June of 2009.  The reported results suggest that the Company’s deleveraged capital structure after the Recapitalization continues to complement its increased operational efficiency and the enhanced value from its two prior acquisitions provided by the overhaul of its entire infrastructure completed in 2008, together yielding operational and financial support for the Company’s plan to grow organically and by strategic acquisitions.

The enhanced infrastructure and improved financial condition permitted the Company to expand into new markets during fiscal 2010, including locations in South Carolina and Tennessee.  The result has been positive net income for five of the last six quarters, generating an aggregate of $5.9 million in EBITDA and net income of $713,000 during those six quarters.  During the same period, shareholders’ equity increased by $695,000, or 11%, and long term debt declined by $1.5 million, or 25%.   The $1.5 million reduction in principal of long-term debt over the past six quarters includes $250,000 during the second quarter and $500,000 for the fiscal year.  With the pay down, the Company’s debt to equity ratio was 1.6 at December 31, 2010, versus 1.7 at June 30, 2010.  The Company’s fixed charge coverage ratio was 1.38 for the trailing twelve months ended December 31, 2010, compared to a bank covenant requirement of 1.1, and the trailing twelve months EBITDA exceeded the trailing twelve months fixed charges by $954,000 at December 31, 2010.  During the most recent trailing twelve months ended December 31, 2010, the Company also increased capital expenditures to further improve its business operations and capture expansion opportunities.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented:

“As we anticipated, the 2008 completion of our ERP and management system and the 2009 Recapitalization were pivotal events in terms of moving us to the next phase of our growth plan.  The Recapitalization strengthened our financial balance sheet by reducing debt and enhancing shareholders’ equity, allowing us to concentrate on improving operational performance and growing our business organically, notwithstanding difficult economic conditions.

That organic growth has continued in fiscal 2011, as we added new customers and new locations for existing customers, improving volume by 3% during the first six months of this fiscal year versus the same period last year.  While this percentage might not appear significant, with our strong margins in recent years, we typically get a greater bottom-line contribution from each gallon we add.  During the past few months, we have also established some significant business expansion opportunities from which we expect to realize an even higher volume growth rate in the foreseeable future.  Also, even though we have yet to recover the 14 percent drop in volumes that occurred in 2008 as our then existing customers’ businesses contracted with the economic recession, we anticipate that, as these longstanding customers’ businesses improve in tandem with the economy, our sales to this established customer base will immediately improve our bottom-line performance.

Supported by our positive financial performance and improved operating efficiency, we have re-invigorated our longstanding strategy of seeking growth through acquisitions and are currently evaluating a number of opportunities.  We believe that we are effectively positioned to take advantage of the opportunities for synergies presented by our scalable front and back office system and management structure which was built for a high level of growth, the elimination of duplicated costs, enhanced operating efficiency and short term integration.  We also believe that the market for mergers and acquisitions has stabilized during the past few months, allowing buyers and sellers to more realistically evaluate transactions.  In carrying out our acquisition strategy, however, we are only pursuing acquisitions that provide accretive yield to our existing shareholders in the short term and that do not leverage our balance sheet.

We also continue to seek other ways to enhance shareholder value.  During fiscal 2011, we began a market based stock repurchase program.  Through January 31, 2011, we have purchased a total of 110,576 shares of our common stock for approximately $166,000.  We are authorized to purchase up to $840,000 of capital stock.  We plan to continue making purchases during the balance of the third quarter of fiscal 2011, subject to our bank covenants and limitations under applicable securities regulations, as we continue to believe that the cost of acquiring shares of our common stock at current prices is a reasonable and prudent allocation of our financial resources.  In addition, we will continue our proactive efforts to introduce the Company’s story and opportunity to potential investors and investor groups.  While we appreciate the recent increase in the trading prices of our stock, we continue to believe that the value of the Company is not recognized by the markets.”

Highlights of Second Quarter Fiscal Year 2011 vs. Second Quarter Fiscal Year 2010

•
Revenues were $52.6 million in the second quarter of fiscal year 2011 as compared to $46.3 million in the same period of the prior year, an increase of $6.3 million, or 14%.  Variances in market prices of petroleum products provided $6.1 million of the increase in revenues.  The $200,000 remainder of the increase is due to a 69,000 increase in gallons sold compared to a year ago, a 4% increase in volume for the quarter.

•
Net income was $134,000 in the second quarter of fiscal year 2011, compared to $445,000 in the same period of the prior year.  The $311,000, or 70%, decrease was largely attributable to last year’s litigation settlement by which we recovered some of our expended legal and professional fees, thereby lowering our SG&A costs during the second quarter last year by approximately $748,000.  The year-to-year difference was partially offset by a higher gross profit this year of $407,000, primarily due to lower direct costs as we reduced employee, travel and running equipment costs.

•
EBITDA (a non-GAAP measure) was $929,000 in the second quarter of fiscal 2011 compared to $1.3 million in the same period of the prior year, a decrease of approximately $360,000, or 28%.   The decrease was primarily attributed to last year’s $748,000 litigation settlement recovery, as discussed above, again partially offset by $407,000 in higher gross profit this fiscal year.

Highlights of First Six Months of Fiscal Year 2011 vs. First Six Months of Fiscal Year 2010

•
Revenues were $103.6 million in the six months ended December 31, 2010, as compared to $90.0 million in the same period of the prior year, an increase of $13.6 million, or 15%.  Price variances due to higher market prices of petroleum products during the first six months of fiscal 2011 resulted in an increase of $10.5 million in revenues.  The increases in revenues were also partially due to an increase of approximately 1.0 million gallons sold, which resulted in an increase of approximately $3.1 million in revenues compared to the same period in the prior year, reflecting the expansion of our business from new and existing customers.

•
Net income was $248,000 in the six months ended December 31, 2010, as compared to a net income of $465,000 in the same period in the prior year.  The $217,000, or 47%, decrease was partially attributable to a $354,000 increase in SG&A, which increase was primarily the result of last year’s net reduction of SG&A from the litigation settlement referenced above, reducing SG&A costs last year by approximately $587,000, partially offset by $187,000 of unamortized acquisition costs that we incurred last year as a result of the adoption of ASC 805.  Offsetting this increase in SG&A was a higher gross profit this year of $148,000 reflecting the expansion of our business.

•
EBITDA was $1.9 million in the six months ended December 31, 2010, as compared to $2.4 million in the same period of the prior year, a decrease of approximately $500,000.  The decrease in EBITDA was primarily due to last year’s litigation settlement recovery, which lowered our SG&A costs last year by approximately $587,000, which was partially offset by a higher gross profit this year of $148,000 due to the expansion of our business.

Selected Income Statement and Financial Data

The following tables present comparative financial data for the periods noted:

All amounts in thousands of dollars, except price per share and net margin per gallon, shares outstanding and gallons sold

	For the Three Months		For the Six Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Petroleum product sales and service revenues	$46,608	$40,458	$91,665	$78,583
Petroleum product taxes	5,956	5,847	11,960	11,408
Total revenues	52,564	46,305	103,625	89,991

Cost of petroleum product sales and service	42,820	37,077	84,039	71,105
Petroleum product taxes	5,956	5,847	11,960	11,408
Total cost of sales	48,776	42,924	95,999	82,513

Gross profit	3,788	3,381	7,626	7,478

Selling, general and administrative expenses	3,374	2,673	6,866	6,512

Operating income	414	708	760	966

Interest expense	(232)	(261)	(455)	(491)
Interest and other income	10	6	12	6

Income before income taxes	192	453	317	481

Income tax expense	(58)	(8)	(69)	(16)
Net income	$134	$445	$248	$465

Basic and diluted net income per share computation:
Net income per share attributable to
Common shareholders:
Basic	$0.02	$0.05	$0.03	$0.06
Diluted	$0.02	$0.05	$0.03	$0.05

Weighted average common shares outstanding:
Basic	8,505	8,557	8,527	8,404
Diluted	8,640	8,781	8,661	8,692

EBITDA (non-GAAP measure)[1]	$929	$1,289	$1,882	$2,423

Gallons sold	17,025	16,956	34,937	33,901

Net margin	$3,969	$3,609	$8,072	$7,942

Net margin per gallon[2]	$0.23	$0.21	$0.23	$0.23

1 Non-GAAP measure.  See “Non-GAAP Measures and Definitions” below.

2 See “Non-GAAP Measures and Definitions” below.

Condensed Consolidated Balance Sheet

All amounts in thousands of dollars
	December 31, 2010	June 30, 2010
ASSETS
Current assets	$19,952	$20,033
Property, plant and equipment, net	7,141	7,226
Other assets, net	2,116	2,319
Total assets	$29,209	$29,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$18,089	$18,388
Long-term debt, net and other liabilities	3,896	4,134
Stockholders’ equity	7,224	7,056
Total liabilities and shareholders’ equity	$29,209	$29,578

Highlights of Results for Quarterly Periods ending December 31, 2010 thru March 31, 2009

The following table portrays the financial trends for the Company’s eight most recent quarters:

All amounts in thousands of dollars, except net margin per gallon
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2010	2010	2010	2009	2009	2009	2009

Revenues	$52,564	$51,061	$53,704	$49,152	$46,305	$43,686	$39,884	$34,982
Gross profit	$3,788	$3,838	$4,320	$3,398	$3,381	$4,097	$3,539	$3,790
Selling, general and
administrative	$3,374	$3,492	$3,678	$3,555	$2,673	$3,839	$3,401	$3,455
Operating income (loss)	$414	$346	$642	$(157)	$708	$258	$138	$335
Interest expense and
other income, net	$(222)	$(221)	$(215)	$(254)	$(255)	$(230)	$(454)	$(570)
Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment [2]	$-	$-	$-	$-	$-	$-	$(1,651)	$-
Gain on extinguishment
of promissory notes	$-	$-	$-	$-	$-	$-	$27	$-
Net income (loss)	$134	$114	$419	$(419)	$445	$20	$(1,948)	$(243)
Less: Non-cash write-off of
unamortized acquisition costs	$-	$-	$-	$-	$-	$187	$-	$-
Less: Non-cash stock options
repricing costs	$-	$-	$-	$-	$-	$93	$-	$-
Less: Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment [1]	$-	$-	$-	$-	$-	$-	$1,651	$-
Adjusted net income (loss)
before non-cash, non-recurring
charges [1]	$134	$114	$419	$(419)	$445	$300	$(297)	$(243)

EBITDA [1]	$929	$953	$1,189	$398	$1,289	$1,134	$876	$974

Net margin	$3,969	$4,103	$4,529	$3,616	$3,609	$4,333	$3,795	$4,027
Net margin per gallon [1]	$0.23	$0.23	$0.25	$0.21	$0.21	$0.26	$0.23	$0.25
Gallons sold	17,025	17,912	18,385	17,382	16,956	16,945	16,709	16,041

1 Non-GAAP measure.  See “Non-GAAP Measures and Definitions” below.

2 See “Non-GAAP Measures and Definitions” below.

Non-GAAP Measures and Definitions

EBITDA.  EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities, allowing meaningful analysis of the performance of our core cash operations.  To the extent that gain and the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitutes the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  Both stock-based compensation amortization expense and the write-off of unamortized acquisition costs are considered amortization items to be excluded in the EBITDA calculation.

Reconciliation of EBITDA to the Net income (loss) (non-GAAP measure)
For Quarterly periods ending December 31, 2010 thru March 31, 2009

All amounts in thousands of dollars

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2010	2010	2010	2009	2009	2009	2009

Net income (loss)	$134	$114	$419	$(419)	$445	$20	$(1,948)	$(243)
Add back:
Interest expense	232	223	227	260	261	230	545	575
Income tax expense	58	11	8	8	8	8	8	8
Depreciation and amortization
expense within:
Cost of sales	180	266	208	218	228	236	254	239
Selling, general and
administrative expenses	276	318	316	316	316	320	344	334
Stock-based compensation expense	49	21	11	15	31	133	49	61
Write-off of unamortized
Acquisition costs	-	-	-	-	-	187	-	-
Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment	-	-	-	-	-	-	1,651	-
Gain on extinguishment
of promissory notes	-	-	-	-	-	-	(27)	-
EBITDA	$929	$953	$1,189	$398	$1,289	$1,134	$876	$974

Adjusted Net Income (Loss).  Adjusted net income (loss) before non-cash, non-recurring charges is a non-GAAP measure that demonstrates the economic performance of the Company before the impact of charges that do not reflect the ongoing performance of its operations, such as the non-cash accounting charge of $1.7 million in the fourth quarter of fiscal 2009 resulting from the Company’s June 2009 recapitalization, non cash stock option repricing costs and the write-off incurred in the first quarter of fiscal 2010 resulting from the application of a new accounting ruling.  We believe that this non-GAAP measure, like EBITDA, is a meaningful representation of the ongoing performance of the operations.

The following table reconciles Adjusted net income (loss) before non-cash, non-recurring charges (non-GAAP measure) to the reported Net income (loss) for each of the eight quarterly periods presented above (in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2010	2010	2010	2009	2009	2009	2009

Net income (loss)	$134	$114	$419	$(419)	$445	$20	$(1,948)	$(243)
Less: Non-cash write-off of
unamortized acquisition costs	$-	$-	$-	$-	$-	$187	$-	$-
Less: Non-cash stock options
repricing costs	$-	$-	$-	$-	$-	$93	$-	$-
Less: Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment	$-	$-	$-	$-	$-	$-	$1,651	$-
Adjusted net income (loss)
before non-cash, non-recurring
charges	$134	$114	$419	$(419)	$445	$300	$(297)	$(243)

Fixed Charges Coverage Ratio.  Fixed charges and the fixed charges coverage ratio are non-GAAP measures that are used by our principal lender and others to help assess the Company’s ability to satisfy cash payments other than those made for operating activities.  Fixed charges are comprised of repayments of principal on debt, purchases of property and equipment, cash paid for interest, payments for dividends and repurchases of stock.  The fixed charge coverage ratio generally measures the extent to which EBITDA exceeds the cash requirements, or fixed charges, of the business.  These measurements are typically made on a rolling trailing twelve month basis.

The following table reconciles fixed charges and the fixed charges coverage ratio (non-GAAP measures) to the Net income (loss) for the trailing twelve months ended December 31, 2010 (in thousands):

Trailing Twelve Months
Ended December 31, 2010

Net income (loss)	$248
Add back:
Interest expense	942
Income tax expense	85
Depreciation and amortization expense within:
Cost of sales	872
Selling, general and administrative expenses	1,226
Stock-based compensation amortization expense	96
Write-off of unamortized acquisition costs	-
Non-cash ASC 470-20 (formerly FAS No. 84) inducement on
extinguishment	-
Gain on extinguishment of promissory notes	-
EBITDA	$3,469

Less fixed charges:
Principal payments on term and promissory notes	1,000
Purchases of property and equipment	465
Capital lease payments	61
Cash paid for interest	785
Payment of preferred stock dividends	13
Principal and interest payments made as a result of the Recapitalization	-
Repurchase of common shares	140
Cash paid for income tax	51
Total fixed charges	$2,515

Difference (EBITDA less fixed charges)	$954

Fixed charge coverage ratio (EBITDA divided by fixed charges)	1.38

Non-cash ASC 470-20 inducement on extinguishment is a non-cash charge we incurred as a result of the June 29, 2009 Recapitalization.  The Company extinguished a portion of the August 2007 and the September 2008 Notes (“the Notes”) through the issuance of approximate 1.2 million shares and approximate 278,000 shares, respectively, at the negotiated price of $1.71 per share, which was greater than the $1.67 per share closing bid price the day prior to the Recapitalization, but lower than the conversion price applicable to the convertible debt instruments, which resulted in the issuance of more shares in the exchange than would have been issued upon a conversion.  The prevalent interpretation of ASC 470-20 is that an inducement occurs any time when additional shares are issued in the extinguishment of convertible debt regardless of the absence of an economic loss or economic intent of the parties to the transaction.  As a result, irrespective of the economic reality of the transaction, ASC 470-20 required the recording of a non-cash “conversion inducement” charge of $1.7 million, based on the difference between the approximate aggregate 471,000 common shares issuable to the applicable note holder under the original conversion rights that existed upon a conversion and the approximate 1.5 million common shares exchanged at $1.71 cents in the transaction that extinguished all of the Notes.  This non-cash charge is deemed a financing expense to extinguish the Notes.  To the extent that the ASC 470-20 inducement on extinguishment of promissory notes constitutes the recognition of a finance cost, it is considered interest expense for the calculation of EBITDA and other interest expense amounts.

Net Margin Per Gallon.  Net margin per gallon is one of the most important measures of our financial performance.  It is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

CONFERENCE CALL
Management will host a conference call on Tuesday, February 15, 2011, at 4:15 P.M. Eastern Time (“ET”) to further discuss the results of the Company’s three and six months ended December 31, 2010.  Interested parties can listen to the call live on the Internet through the Company’s Web site at www.mobilefueling.com or by dialing 800-259-0251 (domestic) or 617-614-3671 (international), using Pass Code 98668137.  Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The Web cast is also available through Thomson’s investor portals.  Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).  A telephone replay of the conference call will be available from February 15, 2011, at 7:15 P.M. ET until midnight ET on February 22, 2011, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 58251529.  A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries.  The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2010.